Exhibit 10.9

R  E  N  O  V  I  S

R E N E W . R E S T O R E . R E P A I R

May 1, 2003

Dr. Corey Goodman

Re: Amendment to Renovis, Inc. Employment Agreement

Dear Corey:

You and Renovis, Inc. (the “Company”) are parties to an Employment Agreement dated May 31, 2001 (the “Employment Agreement”), which sets forth, among other things, the terms of your employment with the Company and certain severance benefits payable to you in the event of a qualifying termination of your employment. The Company would like to amend the Employment Agreement as provided below to provide you with certain additional benefits in the event of a termination of your employment without Cause (as defined below) or your Constructive Termination (as defined below). This letter agreement supersedes Section 13 of the Employment Agreement and any other agreement or policy to which the Company is a party with respect to any severance benefits payable to you and any acceleration of vesting of your stock options or restricted stock as a result of your termination of employment.

1. Severance Benefits.

(a) Termination By The Company Without Cause. If your employment by the Company is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), at any time prior to the occurrence of a Change in Control or more than thirteen (13) months following the occurrence of a Change in Control, and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A to the Employment Agreement, the Company shall provide you with the following severance benefits: (1) continuation of your base salary for a period of six (6) months after your termination date at the rate in effect immediately prior to your termination of employment, less applicable withholdings, payable in installments pursuant to the Company’s normal and customary payroll procedures; (2) for the period beginning on your date of termination and ending on the date which is six (6) full months following your date of termination (or, if earlier, the date on which you accept employment with another employer that provides comparable benefits), the Company shall pay for and provide you and your dependents with the same health benefits (e.g., medical and dental) to which you would have been entitled had you remained continuously employed by the Company during such period, including, if necessary, paying the costs associated with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); and (3) on your date of termination, you shall immediately become vested with respect to those options to purchase the Company’s capital stock that you then hold that would have vested during the six (6) month period following your date of termination and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold that would have vested during the six (6) month period following your date of termination shall immediately lapse.

RENOVIS, INC.• 270 Littlefield Avenue, S. San Francisco, CA 94080 • Tel: 650.266.1400 • Fax 650.266.1460 • www. renovis.com

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(b) Termination By The Company With Cause Or Termination By You. If your employment by the Company is terminated by the Company with Cause, or if you voluntarily terminate your employment with the Company (other than pursuant to a Constructive Termination (as defined below)), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than as required under applicable law.

(c) Termination Following Change in Control. If your employment by the Company is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), in each case at any time within thirteen (13) months following the occurrence of a Change in Control, and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A to the Employment Agreement, the Company shall provide you with the following severance benefits: (1) a lump sum payment equal to eighteen (18) months of your base salary at the rate in effect immediately prior to the Change in Control, less applicable withholdings, to be paid by the Company within ten (10) days of your date of termination; (2) for the period beginning on your date of termination and ending on the date which is eighteen (18) full months following your date of termination (or, if earlier, the date on which you accept employment with another employer that provides comparable benefits), the Company shall pay for and provide you and your dependents with the same health benefits (e.g., medical and dental) to which you would have been entitled had you remained continuously employed by the Company during such period, including, if necessary, paying the costs associated with continuation coverage pursuant to COBRA; and (3) on your date of termination, you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse, and you shall be entitled to exercise any such vested options until the expiration date of such options set forth in the stock option agreement(s) pursuant to which they were granted; provided, however, that if you are terminated by the Company following the effective date of a Change in Control described in clause (d)(2)(b) below but accept employment with the Company’s successor or acquirer within thirty (30) days after the effective date of the Change in Control on terms and conditions not less favorable to you than those contained in the Employment Agreement, you shall not be entitled to any severance benefits under this clause (c); provided, further, however, that if your employment and the Employment Agreement are thereafter terminated by the successor or acquiror without Cause (as defined below), or if there is a Constructive Termination (as defined below), at any time within thirteen (13) months following the occurrence of the Change in Control, you shall be entitled to the severance benefits described above in this clause (c).

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than as set forth in this paragraph in the event of such a termination, other than as required under applicable law.

(d) Definitions.

(1) Cause. For purposes of the Employment Agreement, the term “Cause” means: (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (A) seriously undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by you to work diligently to perform tasks or achieve goals reasonably requested by the Board, provided such failure or refusal continues after the receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem. “Cause” shall not mean a physical or mental disability.

(2) Change in Control. For purposes of the Employment Agreement, the term “Change in Control” means the consummation of any of the following transactions:

a. the closing of a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

b. the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value; or

c. an acquisition of any voting securities of the Company by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

(3) Constructive Termination. For purposes of the Employment Agreement, the term “Constructive Termination” means your resignation within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after your delivery of written notice thereof:

a. the delegation to you of duties or the reduction of your duties, either of which substantially reduces the nature, responsibility, or character of your position immediately prior to such delegation or reduction;

b. a material reduction by the Company in your base salary in effect immediately prior to such reduction;

c. a material reduction by the Company in the kind or level of employee benefits or fringe benefits to which you were entitled prior to such reduction; or the taking of any action by the Company that would adversely affect your participation in any plan, program or policy generally applicable to employees of equivalent seniority; and

d. the Company’s requiring you to relocate your office to a place more than forty (40) miles from its present location (except that required travel on the Company’s business to an extent substantially consistent with your present business travel obligations shall not be considered a relocation).”

2. Effect of Amendment. On and after the date hereof, each reference in this letter agreement or the Employment Agreement to the “Employment Agreement” shall mean the Employment Agreement as amended hereby. Except as specifically amended above, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed.

3. Entire Agreement. This letter agreement, together with the Employment Agreement, constitute the entire agreement between you and the Company relating to the terms and conditions of your employment specified herein and therein.

If the terms of this letter agreement are acceptable to you, please sign below and return this letter to Paula Serbin.

Very truly yours,

Renovis, Inc.

/s/ Ed Penhoet
Ed Penhoet
Chairman of the Board of Directors

Accepted and Agreed to by:

/s/ Corey Goodman
Dr. Corey Goodman